Exhibit 99.1


                   U. S. STEEL AND USWA BEGIN NEGOTIATIONS FOR
              NATIONAL STEEL AND U. S. STEEL REPRESENTED FACILITIES

     PITTSBURGH, Feb. 10, 2003 - United States Steel Corporation (NYSE: X)

confirmed today that it will immediately begin bargaining with the United

Steelworkers of America (USWA) to reach a new, progressive labor contract covering facilities now owned by bankrupt National Steel Corporation as well as the USWA-represented plants of U. S. Steel.

     "Our ongoing dialogue with the Steelworkers regarding our mutual interest in the consolidation of the steel industry and their concerns about the futures of their members and retirees has led to a meeting of the minds," said U. S.

Steel Chairman Thomas J. Usher. "We have agreed upon a framework to negotiate a deal that will be competitive with the contract that the USWA recently negotiated with International Steel Group with appropriate adaptation to our circumstances. We are enthusiastic about starting this process and confident that our relationship with the Steelworkers will quickly lead to an agreement that will improve our cost structure and the long-term viability of our assets,

and will facilitate our acquisition of and ability to operate the National Steel assets currently at auction in Bankruptcy Court."

     The U.S. Bankruptcy Court in Chicago established an auction period for

National Steel's assets that began on February 6 and will end on April 7.

     "We remain very interested in acquiring the assets of National at the right price and with the right labor agreement. We have a strong liquidity position,

which was further enhanced by our successful offering last week of $250 million of Mandatory Convertible Preferred Shares," Usher added. "We continue to believe that our acquisition of National's assets is the best solution for National's employees, communities, customers, suppliers and other stakeholders."

     In any bankruptcy auction, the value that U. S. Steel may ultimately offer for National's assets will depend upon conditions in the steel and financial markets, as well as the nature of its agreement with the USWA.

     The Company also confirmed that, given the importance of the issues involved, it has agreed to a USWA request to suspend taking further actions relative to the sale of the company's North American steel-related assets with

USWA representation, including the previously announced letter of intent to sell its raw materials and transportation units, pending the labor negotiations process.

                                      -oOo-

     This release contains forward-looking statements with regards to the negotiation of a new labor agreement and the potential acquisition of the assets of National Steel Corporation. A new labor agreement is contingent upon successful negotiations between the parties and ratification by the union members. Whether such acquisition will be implemented and the timing of such implementation will depend upon a number of factors, many of which are beyond the control of United States Steel Corporation and National Steel Corporation. Among the factors are receipt of necessary clearances from the Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act; approval by the Surface Transportation Board under the Surface Transportation Act for the acquisition of the Delray Connecting Railroad (a subsidiary of National); the absence of any injunctions blocking consummation of the acquisition; and the results of the auction process contemplated in National's bankruptcy court filing.